Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT — AMENDMENT NO. 3

THIS EXECUTIVE EMPLOYMENT AGREEMENT — AMENDMENT NO. 3 (this “Agreement”) is made and entered into effective June 17, 2010, by and between Granite City Food & Brewery Ltd. (the “Company”) and James G. Gilbertson (“Executive”).

RECITALS

A.                                   Executive is employed by the Company pursuant to an employment agreement made and entered into November 29, 2007, as amended October 5, 2009 (the “Employment Agreement”).

B.                                     Whereas it is desirable to amend the Employment Agreement to extend the term of Executive’s employment and to confirm certain severance arrangements in connection therewith.

NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

1.                                       Defined Terms.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.                                       Term of Agreement.  Article 3 of the Employment Agreement is hereby amended and restated to read as follows:

3.01                           Executive’s employment pursuant to this Agreement shall continue for a term ending on October 6, 2012 (the “Termination Date”).  The term of the Executive’s employment shall automatically be extended for successive one year periods unless the Company or Executive elects not to extend employment by giving written notice to the other not less than sixty (60) days prior to the Termination Date or the end of any extension periods.  If Executive’s employment continues beyond the Termination Date after either party has given notice not to extend for an additional year, such employment shall continue on an at-will basis under the remaining terms and conditions of this Agreement, as amended hereby, and as the same may be amended from time to time with the consent of the Company and Executive, except that Section 4.02 shall be inapplicable and incentive compensation payable to Executive, if any, shall be only as fixed by the Company’s Compensation Committee (“Committee”).  Executive’s base compensation under this Agreement shall continue at Executive’s current monthly base compensation rate for each month worked and prorated for any partial month during which employment continues.

3.                                       Severance Benefit.  For avoidance of doubt, if Executive’s employment is terminated without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Severance Payment provided in Section 7.01(a)-(c) and receive his Base Salary through the Termination Date.  If the Company elects to not extend Executive’s employment beyond the Termination Date or any extension thereof and terminates Executive’s employment, such termination shall be a termination without Cause for the purposes of Section 7.01 and

Executive shall receive his Base Salary as provided in Section 6.07 through the Termination Date.

4.                                       Remainder of Employment Agreement to Continue.  Except as provided herein, the remainder of the Employment Agreement is not affected by the foregoing amendments and shall continue in full force and effect.

IN WITNESS WHEREAS, the parties have executed this Agreement effective the date first above written.

GRANITE CITY FOOD & BREWERY LTD.

By:	/s/ Steven J. Wagenheim
Steven J. Wagenheim, President and
Chief Executive Officer

EXECUTIVE

By:	/s/ James G. Gilbertson
James G. Gilbertson